Exhibit 10.1

November 9, 2014

Curt Hartman

Kalamazoo, Michigan

Re:	Employment Terms

Dear Curt:

This letter agreement (“Agreement”) sets forth the terms relating to your appointment as President and Chief Executive Officer of Conmed Corporation (the “Company”).

1.     Effective Date; Employment as President and Chief Executive Officer. Effective November 9, 2014 (“Effective Date”), you will be employed as the President and Chief Executive Officer of the Company, reporting to the Board. You will continue to be an at-will employee for all purposes. As such, your employment may be terminated by the Company or by you at any time with or without prior notice. Your principal place of employment will be at the Company’s headquarters in Utica, New York. While you are serving as Chief Executive Officer, the Board will nominate you for re-election as a member of the Board consistent with Board practices as and when your term as a director otherwise would expire. You agree to serve without additional compensation as a director of the Company and as an officer or director of any of the Company’s subsidiaries.

2.     Base Salary. Commencing on the Effective Date, you will be entitled to a base salary at an annual rate of $710,000, payable in accordance with the regular payroll practices of the Company. Your base salary will be reviewed annually by the Board (or a committee thereof) for any increase in the sole discretion of the Board (or committee).

3.     Annual Bonus. For each fiscal year of your employment with the Company, you will be eligible to participate in the Company’s Executive Bonus Plan (the “Bonus Plan”). You will have the opportunity to earn a target bonus under the Bonus Plan, measured against criteria to be determined by the Board (or a committee thereof), of 100% of your base salary; provided, your annual bonus for the 2014 fiscal year will be (1) 50% based on the Executive Bonus Plan and 50% discretionary and (2) be pro-rated based on the number of days you are employed with the Company during 2014 (i.e., since July 23, 2014). The amount earned will be determined by the Board and will be payable in accordance with the terms and conditions of the Bonus Plan. You will not be eligible to receive any annual bonus or special cash transition award under your letter agreement with the Company dated July 22, 2014.

4.     Long-Term Incentive Compensation. You will be eligible to participate in the Company’s long-term incentive plans in a manner consistent with awards to other senior executives granted from time to time. All long-term incentive awards (and the terms thereof) will be determined and granted in the sole discretion of the Board (or a committee thereof). The Company expects the 2015 award will have an approximate value of $2.25 million to $2.5 million. Until the one-time performance equity award contemplated in Section 5 below is granted to you, you will continue to vest in the 32,500 Restricted Stock Units that were granted to you on July 23, 2014 (and on the date that such one-time performance equity award is granted to you, you will forfeit any remaining unvested Restricted Stock Units).

Curt Hartman

November 9, 2014

5.     One-Time Performance Award. The Company expects to grant you a one-time performance equity award before December 31, 2014 which will provide a significant compensation opportunity if the designated performance metrics are achieved. The Board (or committee) will determine the terms of such award in its sole discretion.

6.     Moving Allowance. You will be reimbursed for up to $25,000 in actual moving expenses.

7.     Employee Benefits; Policies. You will continue to be entitled to participate in all employee benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with your position. Specifically, you will be eligible to participate in the Company’s 401(k) plan and the Benefits Restoration Plan under the same terms as other participating employees. These plans currently provide for a 7% match on employee contributions. You will be entitled to annual paid vacation in accordance with the Company’s time off policy. You will continue to be subject to the Company’s stock ownership policy, as may be in effect from time to time, but in the amount applicable to the Chief Executive Officer under such policy. The Company expects to adopt a general severance plan and expects you to participate in such plan at the two times salary and bonus level for a non-change in control involuntary termination without cause or for good reason and at the three times salary and bonus level for a change in control involuntary termination without cause or for good reason. The Board (or committee) will determine the terms of such severance plan in its sole discretion. The monthly housing allowance provided under your letter agreement with the Company dated July 22, 2014 will end on the date hereof.

8.     Covenants:

a)	Protection of Confidential Information. You acknowledge that your employment with the Company has brought you and will bring you into close contact with many confidential affairs of the Company and its affiliates, including without limitation information about costs, profits, customers, markets, sales, products, key personnel, policies, operational methods, trade secrets and other business affairs and methods and other information not readily available to the public, and plans for further development (“Confidential Information”). Accordingly, you hereby covenant and agree that you will deliver promptly upon termination of your employment, or at any other time the Company may request, all Confidential Information in the form of memoranda, notes, records, reports and any other documents or media (and all copies thereof) relating to the Company’s business which you may then possess or have under your control. In addition, for as long as such information remains sensitive and confidential in nature, and is not made public (other than as a result of your action or inaction, direct or indirect), you agree that you will hold in strictest confidence all matters of the Company or any of its affiliates that are not otherwise in the public domain and will not, directly or indirectly, disclose or otherwise communicate them to anyone outside of the Company or use them for yourself or otherwise, either during or after the period of your employment with the Company or its affiliates. The Company hereby acknowledges that you have extensive knowledge and expertise in its industry which does not constitute Confidential Information.

Curt Hartman

November 9, 2014

b)	Non-Competition. During your employment with the Company and for the period ending two years immediately following termination of your employment with the Company for any reason (the “Restricted Period”), you will:

i)	not anywhere in the United States or any other country in which the Company or its affiliates operate, directly or indirectly (whether as principal, agent, independent contractor, employee or otherwise), own, manage, organize, operate, join, control or otherwise carry on, participate in the ownership, management, organization, operation or control of, or be engaged in or concerned with, any business or activity competitive with that of the Company, or its affiliates (a “Competing Business”), provided that you will not be prohibited from owning less than 5% of any publicly traded corporation, whether or not such corporation is in competition with the Company or its affiliates;

ii)	inform any person who, or entity which, seeks to engage your services that you are bound by this Section 7 and the other terms of this Letter Agreement; and

iii)	not (x) solicit by mail, by telephone, by personal meeting, or by any other means, either directly or indirectly, any customer or any individual or entity specifically identified as a prospective customer of the Company or its affiliates to transact any Competing Business or to reduce or refrain from doing any business with the Company or its affiliates, or (y) interfere with or damage (or attempt to interfere with or damage) any relationship between the Company or its affiliates and any such customer or prospective customer (for purposes of clarity, the termination of your employment with the Company or its affiliates will not by itself be treated as a violation of this clause (y)).

Nothing in Section 8(b) shall prevent you from performing services for an entity that is engaged in a Competing Business so long as you do not perform services for (or oversee) that part of such entity’s business unit that constitutes a Competing Business. Notwithstanding anything to the contrary contained in this Agreement, the terms of Section 8(b) shall not apply if (A) the performance award referenced in Section 5 has not been granted or (B) the Company terminates your employment without cause or you resign for good reason, you are entitled to receive the severance payments and benefits as outlined in Section 3 above (without waiver of your right to such payments and benefits) and the Company refuses to pay you such severance payments and benefits (but for the avoidance of doubt, the terms of Section 8(b) shall apply on a termination for cause, a resignation without good reason or a termination due to your disability.

c)	Non-Solicitation. During the Restricted Period, you will not solicit, aid or induce (directly or indirectly, on your own behalf or on behalf of any individual or entity other than the Company) any then current employee, representative or agent of the Company or any of its affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent.

Curt Hartman

November 9, 2014

d)	Non-Disparagement. You agree not to ever make negative comments or otherwise disparage the Company or any of its affiliates, officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or its business, business reputation or personal reputation. The Company’s directors will not, and the Company will instruct its executive officers not to, ever make negative comments or otherwise disparage you in any manner likely to be harmful to you or your business or personal reputation. This Section 8(d) will not be violated by making any truthful statement compelled by a court, arbitrator, or administrative or governmental body or to the extent necessary in connection with any dispute involving you and the Company.

e)	Remedies. If you commit a breach of, or threaten to breach any of the provisions of this Section 8, in addition to the Company’s rights to terminate any and all of its obligations hereunder, the Company may have the right to seek an injunction or order of specific enforcement, without necessity of posting a bond or providing independent evidence of irreparable injury, by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the Company, and that money damages may not provide an adequate remedy to the Company. You and the Company recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of agreements similar to those contained in this Section 8. It is the intention of you and the Company that the provisions of this Section 8 may be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which such enforcement is sought.

f)	Tolling. In the event of any material violation of the provisions of this Section 8, you acknowledge and agree that the post-termination restrictions contained in this Section 8 will be extended by a period of time equal to the period of such violation, it being the intention that the running of the applicable post-termination restriction period will be tolled during any period of such violation.

g)	Survivability. The obligations contained in this Section 8 will survive the termination of your employment with the Company and will be fully enforceable thereafter.

h)	Acknowledgement. You specifically acknowledge and agree that the restrictions in this Section 8 are necessary and reasonable for the protection of the Company’s trade secrets and customer goodwill.

9.     Applicable Law; Choice of Forum.

a)	Excepting any claim for benefits under any employee benefit plan in which you are a participant (which claims shall be determined in accordance with the terms of such plan), to the fullest extent permitted by law, all claims that you may have against the Company or any other controversy arising under, or otherwise relating to, the terms of your employment with and services rendered by you to the Company shall be governed by, and construed exclusively in accordance with, the laws of the State of New York.

Curt Hartman

November 9, 2014

b)	The federal or state courts in Oneida County, New York (including the United States District Court for the Northern District of New York, if and to the extent that it shall have subject matter jurisdiction over any claims) shall have exclusive jurisdiction (and shall be the exclusive forum) in the event of any claim or dispute you may raise or assert arising under or relating to the terms of your employment with and services rendered by you to the Company.

c)	The Company shall be free to bring any suit or claim relating to the enforcement of the terms of this Agreement in any court of competent jurisdiction.

d)	THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY , INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THIS AGREEMENT.

10.    Forfeiture; Recoupment of Incentive Compensation. All annual, long-term and other incentive compensation hereunder or pursuant to any plan, program or other agreement in which you are a participant or a party shall be subject to cancellation, forfeiture and recoupment by the Company, and shall be repaid by you to the Company, to the extent required by law, regulation or stock exchange listing requirement, or as may be required pursuant to any Company corporate governance guidelines or policies and to any similar or successor provisions as may be in effect from time to time.

11.    Section 409A. Anything in this Agreement to the contrary notwithstanding:

a)	It is intended that any amounts payable under this Agreement, or otherwise, during your employment will either be exempt from or comply with Section 409A of the Code (“Section 409A”) and all regulations, guidance and other interpretive authority issued thereunder so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A, and this Agreement will be interpreted on a basis consistent with such intent.

b)	To the extent necessary to comply with the provisions of Section 409A, reimbursements to you in connection with your employment will be made not later than the end of the calendar year following the year in which the reimbursable expense is incurred and will otherwise be made in a manner that complies with the requirements of Treasury Regulation Section 1.409A–3(i)(l)(iv).

c)	If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A -1(i) as of the date of your separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)), then any payment or benefit on account of your separation from service, to the extent such payment constitutes non-qualified deferred compensation subject to Section 409A and is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payment under Section 409A), shall not be made until the first business day after (i) the expiration of six (6) months from the date of your separation from service, or (ii) if earlier, the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all delayed payments and benefits will be paid or reimbursed to you in a lump sum and any remaining payments and benefits due you will be paid or provided in accordance with the normal payment dates specified for them herein. Respecting any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to your “termination of employment” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

Curt Hartman

November 9, 2014

12.    Miscellaneous.

a)	Entire Agreement; Amendments; No Waiver. This Agreement supersedes all previous employment agreements (including your letter agreement with the Company dated July 22, 2014), whether written or oral between you and the Company and constitutes the entire agreement and understanding between the Company and you concerning the subject matter hereof. If, and to the extent that, any other written or oral agreement between you and the Company is inconsistent with or contradictory to the terms of this Agreement, the terms of this Agreement shall apply. No modification, amendment, termination, or waiver of this Agreement shall be binding unless in writing and signed by you and a duly authorized officer of the Company. Failure of any party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, and conditions.

b)	Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of you and your heirs, executors, assigns and administrators of your estate and the Company and its successors and permitted assigns. You may not assign or transfer to others the obligation to perform your duties hereunder. The Company may not assign this Agreement other than to a successor to all or substantially all of its business and then only upon such assignee’s delivery to you of a written assumption of this Agreement.

c)	It is the parties’ intention that this Agreement not be construed more strictly with regard to you or the Company.

d)	Counterparts. This Agreement may be signed in counterparts each of which will be deemed an original, but all of which will constitute one and the same instrument. This Agreement may be executed by a signature delivered by facsimile or in e-mail/PDF or other electronic format.

e)	Indemnification; D&O Insurance. The Company will indemnify you (and will advance to you legal fees and costs) with respect to all claims (including threatened claims) related to your acts and omissions during your employment and service as a director, in accordance with the Company’s by-laws. You will be entitled to be covered by director and officer liability insurance on the same terms as for the Company’s other directors and officers.

On behalf of the Company, I am delighted to extend this offer to serve as the Company’s President and Chief Executive Officer.

Curt Hartman

November 9, 2014

Sincerely,

/s/ Mark E. Tryniski Mark E. Tryniski
Chair, Board of Directors

Agreed and Accepted:

/s/ Curt Hartman
Curt Hartman